Exhibit 10.1.2

FIRST AMENDMENT TO THE
CARDINAL HEALTH, INC. 2011 LONG-TERM INCENTIVE PLAN

This First Amendment to the Cardinal Health, Inc. 2011 Long-Term Incentive Plan (the “Plan”) is effective as of May 6, 2014, pursuant to resolutions of the Human Resources and Compensation Committee of the Board of Directors of Cardinal Health, Inc., adopted during a meeting held on May 6, 2014.

1. The first sentence of Subsection (qq) of Section 2 of the Plan is hereby deleted in its entirety and in replacement thereof shall be the following:

““Termination of Employment” means, unless otherwise provided in an Award Agreement, ceasing to be an Employee; provided, however, that, unless otherwise determined by the Administrator, for purposes of this Plan an Awardee is not deemed to have had a Termination of Employment if such Awardee continues to be or becomes a Director.”